     As filed with the Securities and Exchange Commission on April 28, 1998
                                                      Registration No. 333-35663
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                                       ON
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  NETMED, INC.
             (Exact name of registrant as specified in its charter)

              Ohio                                      5047                               31-1282391
(State or other jurisdiction of            (Primary Standard Industrial                 (I.R.S. Employer
incorporation or organization)              Classification Code Number               Identification Number)

                               6189 Memorial Drive
                                Dublin, OH 43017
                                 (614) 793-9356

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          David J. Richards, President
                                  NetMed, Inc.
                               6189 Memorial Drive
                                Dublin, OH 43017
                                 (614) 793-9356
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              William J. Kelly, Jr.
                       Vice President and General Counsel
                                  NetMed, Inc.
                               6189 Memorial Drive
                                Dublin, OH 43017
                                 (614) 793-9356

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(c) OF THE SECURITIES ACT OF 1933 MAY DETERMINE.

PROSPECTUS
                                1,500,000 SHARES

                                  NETMED, INC.

                                  COMMON SHARES
                               (without par value)

The shares offered hereby (the "Shares") consist of up to 1,500,000 common shares, without par value (the "Common Stock") of NetMed, Inc., an Ohio corporation ("NetMed" or the "Company") which are issuable by the Company to certain persons ("Selling Shareholders") upon conversion of $3 million in principal amount of 6% Secured Convertible Subordinated Debentures of the Company ("Debentures"), and upon exercise by the Selling Shareholders of certain warrants to purchase Common Stock ("Warrants"). The Debentures and Warrants were issued to the Selling Shareholders in August, 1997, and as of the date of this Prospectus, $1,500,000 in principal amount of the Debentures remain outstanding, as well as all of the Warrants. For further information regarding the Selling Shareholders, see "Selling Shareholders." The number of shares registered for sale by the registration statement of which this Prospectus forms a part includes approximately 534,598 shares issued upon conversion of Debentures prior to the date hereof, plus approximately 65% of the number of shares into which the principal amount of Debentures which remain outstanding on the date hereof are convertible, assuming such Debentures were fully converted on such date. For a further description of the terms of the Debentures and the Warrants, see "Selling Shareholders."

This Prospectus covers the sale of the Shares from time to time by the Selling Shareholders. The issuance of Shares upon conversion of the Debentures and exercise of the Warrants is not covered by this Prospectus, but rather only the resale of such Shares. The Shares may be offered from time to time by the Selling Shareholders. All expenses of the registration incurred in connection herewith are being borne by the Company, but any brokers' or underwriters' fees or commissions will be borne by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the American Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

The Common Stock (including the Shares) is currently listed on the American Stock Exchange under the symbol "NMD." On April 24, 1998, the last reported sale price of the Common Stock on the American Stock Exchange was $1.125 per share.

   THERE ARE CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BEFORE PURCHASING
                  SHARES IN THIS OFFERING. SEE "RISK FACTORS."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


                 The date of this Prospectus is April 27, 1998.

                              AVAILABLE INFORMATION

         This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511, and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web at http://www.sec.gov.

         The Company's Common Stock is listed on the American Stock Exchange, and copies of its reports, proxy statements and other information filed with the Commission under the Exchange Act, and other information concerning the Company, can be inspected at the American Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which has been filed with the Commission pursuant to the Exchange Act (File No. 1-12529), is hereby incorporated by reference into this Prospectus. The information under the heading "Recent Developments" should be read in conjunction with the Company's financial statements contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective date of fling of such documents with the Commission.

         Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto, unless such exhibits are specifically incorporated by reference in such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, by directing such request to NetMed, Inc., 6189 Memorial Drive, Dublin, Ohio 43017, Attention: General Counsel, telephone: (614) 793-9356.

                           FORWARD LOOKING STATEMENTS

         Statements in this Prospectus which relate to other than strictly historical facts, including statements about the Company's plans and strategies, as well as management's expectations about new and existing products, technologies and opportunities, market growth, demand for and acceptance of new and existing products (including the Papnet(R) Testing System and the OxyNet(R) oxygen concentration device), are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but are not limited to, the Company's current reliance on a single product marketed under license from Neuromedical Systems, Inc. ("NSI"), the corresponding dependence on NSI's patents and proprietary technology, government regulation, continuing losses from operations and negative cash flow, limited marketing and sales history, the impact of third party reimbursement decisions, the challenges of research and development of new products, and other risks detailed herein under the caption "Risk Factors." The Company undertakes no obligation to publicly update or revise any forward-looking statements.

                                   THE COMPANY

         The Company is an Ohio corporation engaged in the business of acquiring, developing and marketing medical and health-related technologies. The principal business activity of the Company is the marketing of the PAPNET(R) Testing System, which is a proprietary product of NSI. The PAPNET Testing System is a semi-automated cancer detection system for the review of cell, tissue or body fluid specimens, including cervical cytology specimens. Slides containing cytology specimens are processed using the PAPNET Testing System (either by the laboratory at its own facilities or at one of NSI's central facilities) which produces processed images for evaluation by the laboratory's NSI-trained cytotechnologists.

         The Company was originally organized in 1989 for the purpose of acquiring the exclusive territorial rights to market NSI's proprietary products in Ohio. In 1990, it acquired from NSI marketing rights for Kentucky and the Chicago, Illinois metropolitan area. On December 16, 1996, the Company completed a merger with Cytology Indiana, Inc., Indiana Cytology Review Company, ER Group, Inc., CCWP Partners, Inc., and Carolina Cytology, Inc. (the "Predecessor Companies"), which had held the rights to market the PAPNET Testing System in the states of Missouri, Georgia and North Carolina. The Company was the surviving corporation in the Merger. Upon completion of the Merger, the Company changed its name from Papnet of Ohio, Inc. to NetMed, Inc.

         In addition to exploiting its rights under the license agreement with NSI, the corporate mission of NetMed is to become a well diversified health care technology company founded upon proprietary products that offer a distinct market advantage. The Company's intention is to follow the example of its initial investment, the PAPNET technology, in pursuing other opportunities in healthcare technology. Specifically, it intends to make early investments in selected healthcare technologies and apply the management and marketing resources of the Company to develop and implement strategies designed to significantly increase the value of the investment over a period of two to four years.

         In pursuit of this strategy, in early 1997 the Company entered into an agreement with CeramPhysics, Inc. of Westerville, Ohio ("Ceram"), pursuant to which the Company obtained the right to acquire 95% ownership of a Ceram subsidiary that holds an exclusive world-wide license to Ceram's patented oxygen generation technology for all applications of the technology except oxygen sensors and fuel cells. The Company's acquisition of this interest was completed on April 3, 1998. It is the Company's intention to incorporate the element into an oxygen generation device (the OxyNet(R) System) that the Company expects to manufacture and market to the home health care industry. See "Recent Developments."

         The Company's principal offices are located at 6189 Memorial Drive, Dublin, Ohio 43017, and its telephone number at that address is (614) 793-9356.



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

                               RECENT DEVELOPMENTS

         On April 3, 1998, the Company acquired from Ceram Oxygen Technologies, Inc. ("COTI") 95 common shares, representing 95 percent of COTI's outstanding common shares immediately following the closing, in exchange for a cash payment of $50,000 and delivery of a note in the principal amount of $150,000 (the "Note"). The Note provides for three equal principal payments of $50,000 on each of June 1, July 1, and August 1, 1998, together with interest at the rate of 8.5 percent per annum. The remaining 5 percent of COTI's outstanding common equity is owned by CeramPhysics, Inc. ("Ceram") of Westerville, Ohio. COTI holds an exclusive world-wide license to Ceram's patented oxygen generation technology for all applications of the technology except oxygen sensors and fuel cells. The consideration was applied by COTI to payment of a $200,000 license fee owed to Ceram, with $50,000 being paid in cash, and the balance by assignment of the Note.

         The acquisition was made pursuant to a February, 1997 agreement among the Company, COTI and Ceram, whereby the Company agreed to make advances to COTI to complete the fabrication and testing of a ceramic element incorporating the licensed technology. Pursuant to the agreement, through April 3, 1998, the Company had advanced $363,470 to COTI for this purpose. The agreement also provided that upon completion of an acceptance test of the ceramic element satisfactory to the Company, the Company had the right to acquire 95% of the equity of COTI for $200,000.

         It is the Company's intention to incorporate the ceramic element into an oxygen generation device (the OxyNet(R) System) that the Company expects to manufacture and market to the home health care industry. The Company believes this system will be lighter, quieter, more reliable and less costly to operate than current systems. The Company expects to demonstrate a 4 liter per minute commercial prototype of the system this summer and to begin marketing a 5-6 liter per minute device during the second quarter of 1999. The Company also expects to develop other applications for the technology, including military and industrial applications.


                                  RISK FACTORS

         Investment in the securities being offered hereby involves a high degree of risk, including, but not limited to, the risk factors described below. Prospective investors should carefully consider the following risk factors, in addition to the other information in this Prospectus, in evaluating an investment in the securities offered hereby.

RISKS RELATING TO OPERATIONS AND PAST PERFORMANCE

         The Company is in the early stage of its operations, and is therefore subject to risks incident to any new business, including the absence of earnings. The Company has to date had limited income from operations, and as of December 31, 1997 has an accumulated deficit of $4,085,578. While the Company intends to complete development and commercialization of the OxyNet(R) oxygen concentration system, it has to date focused its effort primarily on the marketing of the PAPNET(R) Testing System, and until a successful commercial launch of the oxygen product (which is not assured) will be dependent upon the successful marketing of the PAPNET System to generate revenues.

         The Company cannot accurately predict the extent of its future capital needs, but it will likely incur substantial expenditures during 1998 and 1999 to complete development and commercialization of the OxyNet oxygen concentrator. The Company does not currently have adequate funds to accomplish this objective, and anticipates that it will need to raise additional capital by mid-1998. There can be no assurance that capital will be available on terms acceptable to the Company, or at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current shareholders of the Company may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's common shares.

         The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. The Company has accumulated substantial losses since its inception and there can be no assurance that the Company's operations will result in sufficient revenues to enable the Company to operate at profitable levels or to generate positive cash flow.

         The success of the Company's operations is highly dependent up David J. Richards, its founder and President, as well as its other key executive officers. The loss of any of these persons could have a materially adverse effect on the Company.

         RISKS RELATING TO NSI

         The Company obtains all of the information relating to the PAPNET Testing System and service from NSI, and in most cases cannot independently verify this information. Therefore, the Company is dependent on NSI to accurately report the results of clinical studies and other data relating to the capabilities and performance of the PAPNET Testing System.

         The Company has no ownership rights in the PAPNET technology. NSI has granted the Company exclusive rights with respect to the marketing of the PAPNET Testing System and service in certain geographic territories. Therefore, the business of the Company is dependent upon a number of factors, many of which are controlled by NSI. These factors include maintaining the PAPNET Testing System's compliance with FDA and other regulatory requirements, maintenance of the technological advantages of the PAPNET Testing System, maintenance of product liability insurance, and the ability to manufacture and deliver the equipment required to operate the PAPNET Testing System. Further, NSI is in a stage of development that may require additional funding for its operations. In the event that NSI should fail to perform in any of these areas, or in any others that could affect its licensees, such failure could have an adverse effect on the Company and its business.

         Additional risks relating to the business of NSI which may have an impact on the Company are set forth in NSI's periodic reports filed with the SEC, including its Annual Report on Form 10-K.

         RISKS RELATING TO LICENSE AGREEMENTS AND PATENTS

         The Company's marketing rights and the revenues generated by these activities are governed by the terms of its licenses from NSI (the "Licenses"). The Licenses impose significant territorial and other restrictions on the Company's marketing rights, and place certain limitations on the amounts of royalty revenues which the Company can generate through the marketing of the PAPNET Testing System and Service. In December 1995, the Company entered into a Settlement Agreement with NSI which contemplated the execution of an amended and restated license agreement, but to date no such agreement has been executed by the parties.

         The technologies underlying the PAPNET System and the OxyNet oxygen concentrator are protected by various patents, which may benefit the Company as a licensee of these technologies. There can be no assurance that these patents will afford protection from material infringement by third parties or that such patents will not be challenged. The Company and NSI also rely on trade secrets and proprietary know-how, which they seek to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that there will be adequate remedies for any breach or that trade secrets of the Company or NSI will not otherwise become known to, or independently developed by, competitors. Litigation is currently pending between NSI and a competitor over alleged infringement of NSI's patents.

         The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and there can be no assurance that necessary licenses would be available to NSI or the Company on satisfactory terms or at all. Adverse determinations as to the PAPNET and OxyNet patents could limit or destroy the value of the Company's license rights to these technologies, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling these products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

         RISKS RELATED TO THE COMPANY'S COMMON SHARES

         The directors, executive officers and principal shareholders (5% or greater) of the Company collectively beneficially own or have the right to acquire under currently exercisable options approximately 25% of the outstanding Common Stock. As a result, these shareholders will be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

         The Company had 11,465,382 common shares outstanding as of April 23, 1998. Approximately 2,300,000 shares are held by affiliates of the Company who will be entitled to resell them only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as provided by Rule 144 under the Securities Act. In August 1997, the Company sold $3 million in principal amount of Debentures convertible into Common Stock at a discount to the market price at the time of conversion. The discount is 22.5% through June 30, 1998, and increases to 25% thereafter. There remains $1,500,000 in principal amount of the debentures outstanding as of April 20, 1998, which if converted at the prevailing market price on that date would result in the issuance of approximately 1,700,000 additional shares of Common Stock. The Company has filed and there is currently effective a registration statement under the Securities Act of 1933 under which such shares may be immediately resold to the public. Such resales may adversely affect the pricing and volatility of trading in the Common Shares. See "Selling Shareholders."

         Although the Common Stock is currently listed for trading on the American Stock Exchange, trading volume has been limited. There can be no assurance that there will continue to be an active and liquid trading market. The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of new or enhanced services or related products by the Company or its competitors may have a significant impact on the market price of the Common Stock.

         Market prices of securities of medical technology companies, including the Common Stock, have experienced significant volatility from time to time. There may be volatility in the market price of the Common Shares due to factors that may or may not relate to the Company's performance. Various factors and events, such as announcements by the Company or its competitors concerning new product developments, governmental approvals, regulations or actions, developments or disputes relating to patent or proprietary rights and public concern over product liability may have a significant impact on the market price of the Common Stock.

         RISKS RELATING TO GOVERNMENT REGULATION

         The services, products and manufacturing activities of NSI and the Company are subject to extensive and rigorous government regulation, including the provisions of the Medical Device Amendment to the Federal Food, Drug and Cosmetic Act. Commercial distribution in certain foreign countries is also subject to government regulations. The process of obtaining required regulatory approvals can be lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces regulations prohibiting marketing without compliance with the premarket approval provisions of products and conducts periodic inspections to determine compliance with Good Manufacturing Practice regulations.

         Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent NSI or the Company from obtaining, or affect the timing of, future regulatory approvals. The effect of governmental regulation may be to delay for a considerable period of time or to prevent the marketing and/or full commercialization of future products or services that NSI or the Company may develop and/or impose costly requirements on NSI or the Company. There can be no assurance that NSI or the Company will be able to obtain regulatory approvals of any products on a timely basis or at all. Delays in receipt of or failure to receive such approvals or loss of previously received approvals would adversely affect the marketing of NSI's and the Company's proposed products. There can also be no assurance that additional regulations will not be adopted or current regulations amended in such a manner as will materially adversely effect NSI or the Company.

         RISKS RELATING TO THIRD PARTY REIMBURSEMENT

         In the United States, many Pap smears are currently paid for by the patient, and the level of reimbursement by third-party payers that do provide reimbursement differ considerably. Third-party payers (Medicare/Medicaid, private health insurance, health maintenance organizations, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of the Company's products and services by regulating the maximum amount of reimbursement for products or services provided by the Company or by not providing any reimbursement at all. Restrictions on reimbursement may limit the price which the Company can charge for its products and services or reduce the demand for them, or, in the case of PAPNET testing, if the level of such reimbursement is significantly below what laboratories charge patients to perform the test, the size of the potential market available to the Company may be reduced. There can be no assurance of the extent to which costs of PAPNET testing will become reimbursable or that the level of reimbursement will be sufficient to permit the Company to generate substantial revenues in its PAPNET business.

         RISKS RELATING TO MARKETABILITY AND COMPETITION

         Until successful commercialization of the OxyNet system (if ever), the Company's performance will depend upon market acceptance of the PAPNET System. The extent of, and rate at which, market acceptance and penetration are achieved are functions of many variables including, but not limited to, price, effectiveness, acceptance by patients, physicians and laboratories, manufacturing, slide processing and training capacity, reimbursement practice and marketing and sales efforts. There can be no assurance that the PAPNET System will achieve or maintain acceptance in its target markets.

         The Company is aware of several companies that either have developed or are developing systems that are competitive with the PAPNET System and other technologies targeted for development by the Company. Commercial availability of such products could have a material adverse effect on the Company's business, financial condition and results of operations. Competitors may have substantially greater financial, manufacturing, marketing and technical resources, and represent significant potential long-term competition. Competitors may succeed in developing products that are more effective or less costly than any that may be developed by NSI or the Company. New developments are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and development by others will not render NSI's or the Company's current and contemplated products obsolete. Competition may increase further as a result of advances that may be made in the commercial applicability of technologies and greater availability of capital for investment in these fields.

         RISKS RELATING TO PRODUCT LIABILITY

         The business of the Company could expose it to the risks inherent in the production and distribution of medical diagnostic and treatment equipment. Although NSI has attempted to reduce the exposure to product liability risk by disclosing the demonstrated range of accuracy of the PAPNET Testing System, there can be no assurance that the Company will not be exposed to liability resulting from the failure or inaccuracy of the Papnet System. The Company currently carries no product liability insurance. However, NSI is required, under the terms of the Licenses, to name the Company as an additional insured on its product liability policies. There can be no assurance that NSI will have the resources necessary to purchase and maintain the insurance, that such insurance will be sufficient to cover potential claims, or that NSI will have adequate resources to indemnify the Company from any uninsured loss.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The 1,500,000 shares of the Company's Common Stock described in this Prospectus include 534,598 Shares issued to the Selling Shareholders to date upon conversion of Debentures prior to the date hereof, plus approximately 65% of the number of Shares which may in the future be issuable upon conversion of the Debentures, assuming that entire remaining principal amount of the Debentures ($1,500,000) were to be converted as of the date of this Prospectus. Except for the ownership of the Debentures and Warrants (and any Shares on conversion or exercise thereof), the Selling Shareholders have not had any material relationship within the past three years with the Company. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         The Shares being offered by the Selling Shareholders hereby are issuable by the Company to the Selling Shareholders upon conversion of the Debentures and exercise of the Warrants. The Debentures and Warrants were issued by the Company on August 13, 1997 to the Selling Shareholders pursuant the Purchase Agreements. The Debentures and any interest accrued thereon may be converted into Shares at any time. However, through May 10, 1998 (the 270th day after the closing) the maximum aggregate number of Shares which can be sold is 500,000. After May 10, 1998, 100% of the Shares may be sold. As of the date of this Prospectus, the Company has issued to the Selling Shareholders an aggregate of 534,598 Shares. The Debentures bear interest at 6% per annum, payable in Common Stock of the Company at the time of each conversion, and are convertible into shares of the Company's Common Stock based on the "Conversion Price" at the time of conversion. The "Conversion Price" varies based on the date when the Debentures are converted. For the period through June 30, 1998, the Conversion Price is an amount equal to 77.5% of the average closing bid price of the Common Stock on the American Stock Exchange for the previous three business days ending on the day before the conversion date. After July 1, 1998, the Conversion Price is an amount equal to 75% of the average closing bid price of the Common Stock on the American Stock Exchange for the previous three business days ending on the day before the conversion date. The Conversion Price is subject to equitable adjustment upon the occurrence of certain events, such as stock splits, stock dividends, reclassifications or combinations.

         If not previously converted, the entire outstanding principal and interest on the Debentures will be automatically converted to Common Stock on August 13, 2000 (the third anniversary of the closing). Notwithstanding the foregoing, a Selling Shareholder is prohibited from converting any portion of the Debentures which would result in the Selling Shareholder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 under the Exchange Act, of 4.99% or more of the then issued and outstanding Common Stock of the Company.

         The Warrants are exercisable at exercise prices of $7.79 per Share (for up to 150,000 Shares) and $9.35 per Share (for up to 65,000 Shares). Warrants for 100,000 Shares expire on August 13, 2000, and the balance of the Warrants expire on August 13, 2002.

         The Debentures were initially secured by the pledge of 475,000 shares of common stock of Neuromedical Systems, Inc. (Nasdaq: NSIX) owned by the Company (the "NSI Shares"). If at any time prior to June 30, 1998, the conversion price is $3.00 or less, the holders of the Debentures may elect to exercise their conversion rights for NSI Shares, rather than Common Stock of the Company, at a discount from the market price which would produce a 25% return on an annualized basis. The NSI Shares may be released from the pledge ratably as the outstanding principal amount of Debentures is reduced. As of the date of this Prospectus, the Selling Shareholders have exercised these conversion rights with respect to 330,813 NSI Shares, leaving a balance of 144,187 NSI Shares pledged as security for the Debentures.

         As required by the Purchase Agreements and related Registration Rights Agreements, in recognition of the fact that Selling Shareholders may wish to be legally permitted to sell any Shares acquired upon conversion of the Debentures and exercise of the Warrants when they deem appropriate, the Company has filed with the Commission under the Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares by the Selling Shareholders from time to time on the American Stock Exchange or in privately-negotiated transactions.

NAME OF SELLING SHAREHOLDER         NUMBER OF SHARES          NUMBER OF SHARES BEING    NUMBER OF SHARES BENEFICIALLY
                                  BENEFICIALLY OWNED(1)           OFFERED HEREBY (2),(3)    OWNED AFTER OFFERING(3)
CPR (USA), Inc.                        1,325,865                       870,000                     455,865
LibertyView Fund, LLC                    375,961                       241,000                     134,961
LibertyView Plus Fund                    117,673                        73,900                      43,773
Goodbody International, Inc.             100,000                             0                     100,000
Clarco Holdings, Inc.                     15,000                             0                      15,000

(1) Represents the number of shares of the Company's Common Stock owned by the Selling Shareholders as of the date of this Prospectus, plus approximately the aggregate number of shares of the Company's Common Stock which the Selling Shareholders would be entitled to acquire upon conversion of the Debentures assuming the entire remaining principal balance of the Debentures was converted into shares on the date of this Prospectus, plus the number of shares issuable assuming the Warrants are fully exercised. The Selling Shareholders currently hold approximately 219,499 shares in the aggregate, but the actual number of shares which may be beneficially owned by them on any future date will depend on the aggregate principal amount of Debentures then outstanding, the conversion price(s) on the date(s) Debentures have been converted, the extent to which the Selling Shareholders may have elected to convert into NSI Shares, and the number of shares of the Company's Common Stock which have previously been sold by them pursuant to this Registration Statement.

(2) Represents the number of shares of the Company's Common Stock owned by the Selling Shareholders as of the date of this Prospectus, plus approximately 65% of the aggregate number of shares of the Company's Common Stock which the Selling Shareholders would be entitled to acquire upon conversion of the Debentures still outstanding, assuming the entire remaining principal balance of the outstanding Debentures was converted on the date of this Prospectus. To the extent that the number of shares ultimately issued to the Selling Shareholders upon conversion of the Debentures exceeds the number of shares registered under the Registration Statement, the Selling Shareholders may require the Company to file another registration statement to permit the resale of such excess amount.

(3) Does not include any shares of Common Stock issuable on exercise of the Warrants, based upon the assumption that, given the current market price for the Company's Common Stock, the Warrants will never be exercised. However, in the event that the market price of the Company's Common Stock would ever equal or exceed the exercise price of the Warrants before their expiration dates, it is likely that the Selling Shareholders would exercise the Warrants, and if such issuance would result in the aggregate number of shares issued to the Selling Shareholders exceeding the number of shares registered to this Registration Statement, the Selling Shareholders may require the Company to file another registration statement to permit the resale of such amount.



                              PLAN OF DISTRIBUTION

         The Shares being offered by the Selling Shareholders will be sold in one or more transactions (which may involve block transactions) on the American Stock Exchange or in privately-negotiated transactions. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as each Selling Shareholder determines from time to time. A Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

         The Selling Shareholders may also sell the Shares of Common Stock directly to market makers acting as principals and/or to broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Shareholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell Shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined in the Securities Act.

         The Selling Shareholders have agreed that they will not pay more than the normal brokerage compensation and that they will not enter into arrangements for special selling efforts without first advising the Company and cooperating in the disclosure of the same in a revised or supplemental prospectus.

         The Selling Shareholders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the Selling Shareholders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 20,000,000 Common Shares, without par value, 250,000 shares of Voting Preferred Stock, and 250,000 Shares of Nonvoting Preferred Stock. There are currently outstanding 11,465,382 shares of Common Stock, and no shares of preferred stock. All outstanding shares of Common Stock are fully paid and non-assessable.

COMMON STOCK

         Holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share of record on all matters to be voted upon by shareholders. At a meeting of shareholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Articles of Incorporation ("Articles") or Code of Regulations ("Regulations"). The Company's Articles eliminate the right of shareholders to cumulate their votes in the election of directors. Shareholders have no preemptive or other rights to subscribe for additional shares nor any other rights to convert their Company common stock into any other securities.

         Subject to the preferences that may be applicable to the holders of any outstanding shares of Preferred Stock, holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's operating results, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. The Company may enter into bank credit agreements which include financial covenants restricting the payment of dividends. See "Dividend Policy."

         Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of Company common stock at that time outstanding, subject to prior distribution rights of creditors of the Company and preferential rights of any outstanding shares of Preferred Stock.

PREFERRED STOCK

          The Articles authorize the Board of Directors to issue up to 250,000 shares of Voting Preferred Stock and up to 250,000 shares of Nonvoting Preferred Stock in one or more series and to establish such relative dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could be used, under certain circumstances, as a method of delaying or preventing a change in control of the Company and could permit the Board of Directors, without any action by holders of Common Stock, to issue Preferred Stock which could have a detrimental effect on the rights of holders of Common Stock, including loss of voting control. In certain circumstances, this could have the effect of decreasing the market price of the Common Stock.

         The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Company Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

                 CERTAIN PROVISIONS OF ARTICLES AND REGULATIONS

         The following brief description of certain provisions of the Company's Articles and Regulations does not purport to be complete and is subject in all respects to the provisions of the Articles and Regulations, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

CLASSIFIED BOARD OF DIRECTORS

         The Company's Regulations provide for the Board of Directors to be divided into three classes (unless there are fewer than 9 directors in which case there will be two classes) of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company.

DIRECTORS' RESPONSE TO ACQUISITION PROPOSALS

         The Company's Articles provide that the Company Board of Directors must base the response of the Company to any "Acquisition Proposal" on the Company Board of Directors' evaluation of what is in the best interest of the Company. In evaluating what is in the best interest of the Company, the Board of Directors must consider all relevant factors including, without limitation, the best interest of the shareholders which, for this purpose, requires the Board of Directors to consider, among other factors, not only the consideration offered in the Acquisition Proposal in relation to the then current market price of the Company's stock, but also in relation to the current value of the Company in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the Company as an independent entity or as the subject of a future Acquisition Proposal; and such other factors as the Board of Directors determines to be relevant, including, among other factors, the long-term and short-term interests of the Company and its subsidiaries and their businesses and properties and the social, legal and economic effects upon the employees, suppliers, customers, creditors and other affected persons, firms and corporations and on the communities and geographical areas in which the Company and its subsidiaries operate or are located. "Acquisition Proposal" is defined in the Articles as any proposal for the consolidation or merger of the Company with another corporation, any share exchange involving the Company's outstanding capital stock, any liquidation or dissolution of the Company, any transfer of all or a material portion of the assets of the Company and any tender offer or exchange offer for any of the Company's outstanding stock.

DIRECTOR AND OFFICER INDEMNIFICATION

         The Articles provide that the Company may indemnify any director, officer, or any former director or officer, and any person who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his or hers heirs, executors and administrators) against expenses, including attorney fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, incorporator or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time. The indemnification provided shall not be deemed to restrict the right of the Company to (i) indemnify employees, agents and others as permitted by law, (ii) purchase and maintain insurance or provide similar protection on behalf of the directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Company, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities asserted against them or incurred by them arising out of their service to the Company as contemplated herein.

REMOVAL OF DIRECTORS

         The Company's Regulations provide that any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of all of the outstanding shares of capital stock of the Company entitled to vote on the election of directors at a meeting of shareholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least 66-2/3% of the entire Board, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company present in person or represented by proxy and entitled to vote on the election of directors at a meeting of shareholders called for that purpose. These provisions, when coupled with provisions of the Regulations authorizing only the Board of Directors to fill vacant directorships, will preclude shareholders of the Company from removing incumbent directors without cause, and simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

         The term "cause" is not defined in the Articles or the Ohio General Corporation Law. Consequently, any question concerning the legal standard for "cause" would have to be judicially determined and such a determination could be difficult, expensive and time consuming.

MEETINGS OF SHAREHOLDERS

         The Regulations provide that annual meetings of shareholders shall be held at such time and on such business day as the Board of Directors may determine. Except as otherwise provided by law or by the Articles, a quorum for any meeting of the shareholders is a majority of the capital stock issued and outstanding and entitled to vote at the meeting. Special meetings of shareholders may be called by the Chairman of the Board, President or Chief Executive Officer or by the Board of Directors by action at a meeting or a majority of the directors without a meeting or by shareholders holding 50% or more of the voting power entitled to elect directors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         The Regulations provide that shareholders seeking to bring business before a meeting of shareholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, not less than 30 days nor more than 60 days prior to the scheduled meeting (or, if less than 40 days' notice of the meeting is given to shareholders not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which public disclosure of the date of the special meeting was made). The Regulations also specify certain requirements pertaining to the form and substance of a shareholder's notice. These provisions may preclude some shareholders from making nominations for directors at an annual or special meeting or from bringing other matters before the shareholders at a meeting.

VOTING REQUIREMENTS

         The Regulations provide that certain provisions in the Regulations may not be altered, amended or repealed in any respect, and new provisions inconsistent therewith may not be adopted unless such action is approved by the affirmative vote of the holders of at least 80% of all of the outstanding shares of capital stock of the Company entitled to vote on such matter at a meeting of shareholders called for that purpose.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         The Regulations also specify certain requirements pertaining to the form and substance of a shareholder's notice. These provisions may preclude some shareholders from making nominations for directors at an annual or special meeting or from bringing other matters before the shareholders at a meeting.

         Although the Articles and Regulations do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders. On the other hand, by requiring advance notice of nominations by shareholders, these shareholder notice procedures afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the shareholder notice procedures provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, provide the Board with an opportunity to inform shareholders, prior to such meeting, of any business proposed to be conducted at the meeting, together with any recommendations by the Board or statements as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of any such business.

OHIO GENERAL CORPORATION LAW

         Certain provisions of the General Corporation Law of Ohio and of the Company's Articles and Regulations, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a shareholder might consider to be in such shareholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by shareholders.

         Section 1701.59 of the Ohio General Corporation Law provides that a director shall not be found to have violated his duties under the Ohio General Corporation Law unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinary prudent person in a like position would use under similar circumstances. Further, such section provides that a director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

         Chapter 1704 of the Ohio General Corporation Law prohibits certain transactions between a Ohio corporation and an "interested shareholder." Chapter 1704 allows for a corporation to exclude itself from Chapter 1704 by exempting itself in its articles of incorporation. The Company has not included such an exemptive provision in the Articles.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in the Company's 1997 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Porter, Wright, Morris & Arthur, 41 South High Street, Columbus, Ohio 43215.

================================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.




                 TABLE OF CONTENTS



                                                  Page
                                                  ----

Available Information.......................        1
Incorporation of Certain Documents
      By Reference..........................        1
Forward Looking Statements..................        2
The Company.................................        2
Recent Developments.........................        3
Risk Factors................................        3
Use of Proceeds.............................        6
Selling Shareholders........................        7
Plan of Distribution........................        8
Description of Capital Stock................        9
Certain Provisions of Articles
      and Regulations.......................        9
Experts.....................................       12
Legal Matters...............................       12








================================================================================



================================================================================







                                1,500,000 Shares



                                  NETMED, INC.

                                  COMMON SHARES
                               (without par value)








                                 April 27, 1998




















================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses relating to the registration of the Shares of Common Stock being offered hereby, other than underwriting discounts and commissions, will be borne by the Company. The following table shows the amount of such expenses in connection with the sale and distribution of the Shares registered on October 2, 1997:

                           Item                      Amount
                           ----                      ------

Securities and Exchange Commission
  Registration Fee                                 $ 1,988.64

Legal Fees and Expenses                              3,145.00

Accounting Fees and Expenses                         9,200.00

Miscellaneous Expenses                               9,145.00
                                                     --------

         Total                                     $23,478.64


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the Ohio General Corporation Law, Article NINTH of the Registrant's Amended and Restated Articles of Incorporation ("Articles") provides that a director, officer, incorporator, or any former officer or director of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by the Ohio General Corporation Law.

         Indemnification of directors, officers, employees and agents is required under Section 1701.13 of the Ohio General Corporation Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit. Indemnification is permitted in third party actions where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made either by the court, disinterested directors, by independent legal counsel, or by the shareholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

         Under Section 1701.13 of the Ohio General Corporation Law, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 1701.13 of the Ohio General Corporation Law. The Registrant has not applied for directors' and officers' liability insurance.

         The above discussion of the Registrant's Articles and of Section 1701.13 of the Ohio General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Articles of Incorporation and statute.


ITEM 16.  EXHIBITS.


      EXHIBIT                                  EXHIBIT
      NUMBER                                 DESCRIPTION
      ------                                 -----------


        4.1 Articles FOURTH, SIXTH, SEVENTH, EIGHTH, TENTH, and ELEVENTH, of the Registrant's Amended and Restated Articles of Incorporation and Articles I, V and VII of the Registrant's Amended and Restated Regulations.*

         5                 Opinion of Porter, Wright, Morris & Arthur *

        23                 Consent of Ernst & Young, LLP. **

        24                 Powers of Attorney.*

       99.1 6% Secured Convertible Subordinated Debenture Purchase Agreement, dated August 12, 1997, between the Registrant and CPR (USA), Inc. *

       99.2 Pledge Agreement, dated August 12, 1997, among the Registrant, CPR (USA), Inc., LibertyView Fund LLC, LibertyView Plus Fund, and National City Bank. *

       99.3 Convertible Debenture Escrow Agreement, dated August 12, 1997, among the Registrant, CPR (USA), Inc., and Sheldon E. Goldstein, P.C. *

       99.4 Registration Rights Agreement, dated August 12, 1997, between the Registrant and CPR (USA), Inc. *

       99.5 Debenture, dated August 13, 1997, issued by the Registrant to CPR (USA), Inc. *

       99.6 Warrant to Purchase 73,334 Shares of Common Stock, dated August 13, 1997, issued by the Registrant to CPR (USA), Inc. *

       99.7                Amendment to Convertible Debenture Purchase
                           Agreement. *

       99.8 Amendment 2 to Convertible Debenture Purchase Agreement, dated February 27, 1998. (Filed as Exhibit
                           99.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.)


    *    Previously filed.
   **    Filed with this Amendment.


ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) It will file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  PROVIDED, HOWEVER, that the undertakings set forth in paragraphs 3(i) and (ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (4) It will remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on April 27, 1998.


                                                   NETMED, INC.

                                              By: /s/ DAVID J. RICHARDS
                                                 -----------------------------
                                                  David J. Richards, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                                   TITLE                                      DATE
              ---------                                   -----                                      ----
        /s/   DAVID J. RICHARDS              President, Director                        )      April 27, 1998
-----------------------------------------    (Principal Executive Officer)              )
              David J. Richards                                                         )
                                                                                        )
                                                                                        )
                                                                                        )
             *KENNETH B. LEACHMAN            Executive Vice President-Finance,          )      April 27, 1998
-----------------------------------          Treasurer (Principal Financial and         )
              Kenneth B. Leachman            Accounting Officer)                        )
                                                                                        )
                                                                                        )
                                                                                        )
             *S. TREVOR FERGER               Director                                   )      April 27, 1998
------------------------------------------                                              )
              S. Trevor Ferger                                                          )
                                                                                        )
                                                                                        )
             *CECIL J. PETITTI               Director                                   )      April 27, 1998
------------------------------------------                                              )
              Cecil J. Petitti                                                          )
                                                                                        )
                                                                                        )
             *MICHAEL S. BLUE                Director                                   )      April 27, 1998
------------------------------------------                                              )
              Michael S. Blue                                                           )
                                                                                        )
                                                                                        )
             *ROBERT J. MASSEY               Director                                   )      April 27, 1998
-------------------------------------------                                             )
              Robert J. Massey                                                          )
                                                                                        )
                                                                                        )
             *JAMES F. ZID                   Director                                   )      April 27, 1998
-------------------------------------------                                             )
              James F. Zid                                                              )
                                                                                        )


*By: /s/ DAVID J. RICHARDS
    ---------------------------------------
    Attorney-in-fact for each of the persons indicated

                                 EXHIBIT INDEX


      EXHIBIT                                  EXHIBIT
      NUMBER                                 DESCRIPTION
      ------                                 -----------


        4.1 Articles FOURTH, SIXTH, SEVENTH, EIGHTH, TENTH, and ELEVENTH, of the Registrant's Amended and Restated Articles of Incorporation and Articles I, V and VII of the Registrant's Amended and Restated Regulations.*

         5                 Opinion of Porter, Wright, Morris & Arthur *

        23                 Consent of Ernst & Young, LLP. **

        24                 Powers of Attorney.*

       99.1 6% Secured Convertible Subordinated Debenture Purchase Agreement, dated August 12, 1997, between the Registrant and CPR (USA), Inc. *

       99.2 Pledge Agreement, dated August 12, 1997, among the Registrant, CPR (USA), Inc., LibertyView Fund LLC, LibertyView Plus Fund, and National City Bank. *

       99.3 Convertible Debenture Escrow Agreement, dated August 12, 1997, among the Registrant, CPR (USA), Inc., and Sheldon E. Goldstein, P.C. *

       99.4 Registration Rights Agreement, dated August 12, 1997, between the Registrant and CPR (USA), Inc. *

       99.5 Debenture, dated August 13, 1997, issued by the Registrant to CPR (USA), Inc. *

       99.6 Warrant to Purchase 73,334 Shares of Common Stock, dated August 13, 1997, issued by the Registrant to CPR (USA), Inc. *

       99.7                Amendment to Convertible Debenture Purchase
                           Agreement. *

       99.8 Amendment 2 to Convertible Debenture Purchase Agreement, dated February 27, 1998. (Filed as Exhibit
                           99.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.)


    *    Previously filed.
   **    Filed with this Amendment.